Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
      We consent to the use in this Registration Statement of Quiksilver, Inc. on Form S-4 of our report dated January 12, 2005 (except for Notes 18 and 19 as to which the date is October 24, 2005), which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in Quiksilver’s method of accounting for goodwill and intangible assets, appearing in the Prospectus, which is part of this Registration Statement.
      We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Costa Mesa, California
October 26, 2005